
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000786622
<NAME> KRUPP INSURED PLUS LTD PARTNERSHIP

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               MAR-31-1997
<CASH>                                       2,079,566
<SECURITIES>                                69,097,198<F1>
<RECEIVABLES>                                  475,822
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                               917,663<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              72,570,249
<CURRENT-LIABILITIES>                            3,282
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                    71,760,799<F3>
<OTHER-SE>                                     806,168<F4>
<TOTAL-LIABILITY-AND-EQUITY>                72,570,249
<SALES>                                              0
<TOTAL-REVENUES>                             1,374,816<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               378,387<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                                996,429
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                            996,429
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                   996,429
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMS") of $42,591,956 and
Mortgage-Backed Securities ("MBS") of $26,505,242.
<F2>Includes prepaid acquisition fees and expenses of $4,485,919 net of accumulated amortization of $3,807,461 and prepaid participation servicing fees of
$1,075,650 net of accumulated amortization of $836,445.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($229,381) and Limited Partners equity of $71,990,180.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $188,184 of amortization of prepaid fees and expenses.
<F7>Net income allocated $29,893 to the General Partners and $966,536 to the
Limited Partners.  Average net income per Limited Partner interest is $.13 on
7,500,099 Limited Partner interests outstanding.

